Exhibit 99.1

electroCore Announces First Quarter 2019 Financial Results

Continues to deliver sequential growth in covered lives, prescribing physicians and FSS facilities

Company to host conference call and webcast today, May 14, at 4:30pm ET

May 14, 2019 at 4:05 PM EST

BASKING RIDGE, N.J., May 14, 2019 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced first quarter 2019 financial results and provided an operational update.

First Quarter 2019 and Recent Highlights

•	Nearly 2,200 prescribing physicians through the first quarter of 2019, up from approximately 1,800 in the fourth quarter of 2018

•	Total prescriptions written were approximately 6,100 in the first quarter of 2019 compared to 5,800 in the fourth quarter of 2018

•	Prescriptions dispensed were approximately 3,000 in the first quarter of 2019, relatively unchanged from the fourth quarter of 2018

•	Refill prescriptions filled, an underlying measure of patient satisfaction, more than doubled from the fourth quarter of 2018

•

Reimbursement began from our Federal Supply Schedule agreement with 20 facilities buying our product in the first quarter, with an additional seven facilities added subsequent to the first quarter of 2019

“Our first quarter 2019 operating results are only beginning to reflect the positive steps that we took during the second half of last year,” said Frank Amato, chief executive officer of electroCore. “Notably, our first quarter results do not fully reflect the positive impact of new payers that were implemented during the quarter, including CVS Caremark, Highmark, and the Veteran’s Administration or Partners for Coverage, our expanded free goods program. We are establishing a new approach to headache therapy and recognize that our growth will be gated by the realities of carving a new market position in a lucrative but crowded therapeutic segment. gammaCore Sapphire has a unique position as the only non-invasive vagus nerve stimulation device approved by FDA to treat both migraine and cluster headache, and the only therapy of any type approved for the prevention of cluster headache. We are working with payers to help them decide how to pay for a product that can be reimbursed through multiple pathways. We are pleased by our accomplishments to date and believe our market penetration will increase as the awareness of our therapy expands and when we add further payer coverage.”

First Quarter 2019 Financial Results

For the quarter ended March 31, 2019, electroCore reported net sales of $410,000, as compared to $81,000 in the first quarter of 2018 and $368,000 in the fourth quarter of 2018. The increase in revenue reflects increased sales of gammaCore Sapphire.

Total operating expenses for first quarter of 2019 were $14.5 million, as compared to $9.1 million for the first quarter of 2018. The increase in operating expense was driven primarily by increased sales and marketing expenses, as well as an increase in stock-based compensation.

Operating loss for the first quarter of 2019 was $14.2 million as compared to an operating loss of $9.1 million in the first quarter of 2018.

Cash and cash equivalents and marketable securities at March 31, 2019 totaled $52.4 million, as compared to $68.6 million at December 31, 2018. The net cash burn of $16.2 million for the quarter ended March 31, 2019, included working capital uses of cash due to a $1.6 million increase in inventory and approximately $2.1 million of payments related to 2018 accrued compensation.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call, or webcast may do so by dialing 877-407-4018 for domestic callers or 201-689-8471 for international callers, using Conference ID: 13690296, or by connecting to the Web: http://public.viavid.com/index.php?id=134335

A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial-stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, its pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to successfully commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-535-7743

hans@lifesciadvisors.com

or

Media Contact:

Sara Zelkovic

LifeSci Public Relations

646-876-4933

sara@lifescipublicrelations.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2019	2018
Net sales	$409.6	$81.2
Cost of goods sold	157.8	48.9

Gross profit	251.8	32.3
Operating expenses
Research and development	3,459.8	2,306.3
Selling, general and administrative	11,003.0	6,824.8

Total operating expenses	14,462.8	9,131.1

Loss from operations	(14,211.0)	(9,098.8)
Other income/ (expense)
Change in fair value of warrant liability	—	(245.9)
Interest and other income, net	366.2	109.3
Other	(16.7)	(208.1)

Total other income/(expense)	349.5	(344.6)

Net loss	(13,861.5)	(9,443.5)
Less Net income (loss) attributable to noncontrolling interest	—	55.0

Total net loss	$(13,861.5)	$(9,498.5)

Weighted average shares of common stock outstanding	29,319,318	*
Net loss per common share, Basic and Diluted	$(0.47)	*

* On June 21, 2018, the Company completed a Corporate Conversion as well as an Initial Public Offering (“IPO”). This conversion changed the relative ownership of the Company, such that retroactive application of the conversion periods prior to IPO for the purposes of calculating earnings (loss) per share would not be meaningful

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(in thousands)

	As of March 31,	As of December 31,
	2019	2018
	(unaudited)
Cash and cash equivalents	$6,953.8	$7,600.3
Marketable securities	$45,412.9	$60,963.1
Total assets	$62,499.6	$73,504.3
Current liabilities	$5,329.8	$7,073.0
Total liabilities	$9,331.0	$7,318.6
Stockholder’s equity	$53,168.6	$66,185.7